Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

** CORRECTIONS NOTE **
(1) On page 4, in the first paragraph of Robert (Bob) Nobile’s comments, the reference to the Form 10-K should have been a reference to the Form 10-Q.
(2) On page 6, in the discussion regarding operating expenses, the statement should have noted that excluding stock based compensation, operating expenses were $19.7 million, not $19.1 million.
OPNEXT, INC.
Moderator: Douglas Dean
August 2, 2007
8:00 am CT

Operator:	Good morning. My name is (Alexandria) and I will be your conference operator today. At this time I would like to welcome everyone to the Opnext, Incorporated First Quarter Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star followed by the number one your telephone keypad. If you’d like to withdraw your question press star followed by the number 2.

I would now like to turn the conference over to our host, Vice President Investor Relations, Mr. Douglas Dean. Mr. Dean you have the floor.

Douglas Dean:	Good morning and thank you for joining us today. My name is Douglas Dean and I’m the Vice President of Investor Relations for Opnext. Today we will

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

discuss our financial results for the first quarter ended June 30, 2007 and provide some commentary regarding our market conditions and business outlook.

We’ll begin with remarks from Harry Bosco, President and Chief Executive Officer of Opnext, along with our Chief Financial Officer Bob Nobile. We will then take your questions. Joining us for the question and answer session is Mike Chan, Executive Vice President, Business Development.

As always in our prepared remarks and our responses to your questions we will rely on the safe harbor exemptions of the various securities acts and our safe harbor statements in the company’s filings with the SEC.

Following our prepared remarks we will address questions from the audience. At that time please limit your questions to no more than two at a time so that we can get to as many of you as possible in this session.

And now let me introduce Harry Bosco.

Harry Bosco:	Thank you Doug and good morning everyone. I’d like to start by this morning by talking about the continued strength in our business, strength that we expect to continue as we move through the fiscal year.

We’ve just completed another quarter of profitable growth. We achieved revenues of $67.8 million and earnings of ten cents per diluted share. This now marks four consecutive quarters of both sales growth and profitability.

Bob Nobile will review the numbers a bit later but let me first provide some market observations. We’re encouraged by the overall acceleration of broadband applications globally and the demand it’s creating for high speed

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

optical networks. This has translated into strong demand from our core customer base.

We couldn’t agree more with Light Counting’s current assessment of the emerging 40 gigabit market. Most of the telecommunication providers are deploying IP infrastructures to support broadband services. And the large multi-chassis routers in the core of these networks are being interconnected via 40 gigabits.

The connections between our routers and the wide area DWDM equipment requires short reach optical modules while the DWDM backbone networks require long reach DWDM tunable modules.

We anticipate that the demand for 40 gigabit optical modules will continue to increase as the service providers upgrade their optical network to support the growing broadband applications.

As Opnext we have completed our capacity expansion plan during this past quarter for 40 gig as we expect these trends to continue and contribute significantly to our revenue growth for the year.

Our technology roadmap is on track as we continue to add to our broad product portfolio. We have recently expanded our ten gigabit Ethernet product family to include LX4, LRM, and ER X2 modules as well as short reach and LLM SFP plus modules.

Our 10G telecom product portfolio has been expanded to include 80 kilometer XFP modules and tunable duo-binary transponders for long haul transmission.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

During the second half of this fiscal year we expect to further expand our SFP plus and 40G product offerings. All of these enhancements will position us well for future growth.

As we benefit from overall market growth we’re also looking to diversify our customer base and have targeted certain customers for market share gains with specific programs.

To support our future growth we have recently reassessed our organizational structure to provide for those proper levels of sales, operations, and customer support as well as support via my programs. And we have now instituted that and deployed properly around the world.

As we enhanced our product line we continued to expand our share with existing customers and penetrate new customers we expect to continue growth within our business.

And with that backdrop I will now turn it over to Bob to review the first quarter results.

Bob Nobile:	Thank you Harry. And good morning everyone. Let me first start by saying that the financial results I’m about to share with you are preliminary and unaudited and will be final when we file our Form [10-Q] which we expect to do in the near future. [Opnext, Inc. Corrections Note: The spoken reference during the call to the filing of the Form 10-K should have been to Form 10-Q.]

During the quarter just ended June 30 we generated sales of $67.8 million representing growth of $27.4 million or nearly 68% as compared to the same quarter last year.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

This growth was fueled by the 88% increase in our 10G and above products that was driven by the continued strong demand for our 300 pin tunable, X2, XENPAK, XFP, and 40G products.

Our 10G and above products now accounts for over 82% of our total revenue. Our less than 10G product line also contributed favorably with 18% growth as demand for our XFP products was partially offset by decline in sales of 2.5G legacy products.

We also experienced a strong 31% growth in our industrial and commercial product line that resulted primarily from strong sales of IREDs as well as our new family of high power laser diodes.

And finally our overall sales growth was partially offset by the decrease in sales from the DVD business that we exited last September.

For the quarter just ended Cisco and Alcatel-Lucent represented 35% and 23% of our total sales as we continue to enjoy strong partnerships with these two major customers.

Geographically revenues in the United States represented over 58% of our total sales while Europe represented 25%, Japan 12%, and the rest of Asia Pacific was 5%.

Sequentially our sales increased $2.4 million or nearly 4%. This was driven primarily by the continuing strength of our 10G and above products which increased $2.5 million or nearly 5% while our less than 10G products experienced a 2.6% decrease and our industrial and commercial product line grew by approximately 2.3%.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

As compared to the previous quarter the increase in our 10G and above products resulted from strong demand for 40G and 10G data communications products.

Sales of less than 10G products decreased as increased demand for SFP products was offset by the declining sale of 2.5G legacy. And as I previously mentioned our industrial and commercial products grew by 2.3%.

Gross margin for the quarter just ended expanded up to 36% up from 34.9% in the preceding quarter and up from 35.9% excluding stock based compensation expenses.

The improvement in gross margin were primarily the result of the increase of our 10G and above products as a percent of total sales and cost reductions which collectively more than offset the effects of price decline.

Operating expenses were $19.8 million or 29.1% of sales. Excluding stock based compensation operating expenses were [$19.7] million or 29% and compared to $20.5 million or 31.3% last quarter. [Opnext, Inc. Corrections Note: Excluding stock based compensation, operating expenses were $19.7 million, not $19.1 million as spoken during the call.]

The quarter over quarter decrease resulted primarily from lower marketing and communication costs as well as lower R&D expenses that were partially offset by higher commission and logistics costs associated with the increased sales as well as the additional costs associated with being a public company.

Operating income was $4.7 million as compared to an operating loss of approximately $500,000 in the previous quarter. Excluding stock based compensation operating profit was $4.8 million or 7% of sales during the

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

current quarter and compared to $3 million or 4.6% of sales for the quarter ended in March.

After accounting for net interest income of $2.4 million and other expenses of approximately $400,000 net income was $6.7 million or ten cents per diluted share which compares favorably to the three cents per diluted share in the preceding quarter. And as Harry has noted earlier this now marks our fourth consecutive profitable quarter.

Excluding stock based compensation net income was $6.7 million or ten cents per diluted share and compared to $5 million or nine cents per diluted share for the quarter ended in March.

Our cash position held at roughly $200 million during the quarter. We generated $3.1 million of cash from operations that was offset by $1.6 million of spending for new capital, $1.2 million of payments against existing capital leases, and an approximate $500,000 negative impact from foreign exchange rates. During the quarter we also invested another $4.5 million in our factories through new capital leases.

Net cash from operations primarily reflecting our net income of $6.7 million and depreciation and amortization of $2.5 million which were partially offset by an increase in working capital of $6.2 million.

The working capital increase primarily resulted from an increase in accounts receivable to support the growth of our business, an increase in inventory as it’s mostly offset by an increase in accounts payable, and the payment of last year’s annual incentive bonuses.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

So with another quarter of strong profitable growth behind us let me now turn it back to Harry to discuss our outlook and guidance.

Harry Bosco:	Thanks Bob. Given the overall market growth coupled with our targeted customer programs, sales support initiatives, and broad product portfolios, we expect continued sequential revenue growth.

For our second quarter ending September 30, 2007 we expect sequential revenue growth with revenues to be in the range of $72 to $75 million. This range equates to 30 to 35% over last year and 6 to 10% over the first quarter.

The second quarter guidance is consistent with our yearly growth objectives which is to grow at least as fast as the market which is currently estimated at 31%.

Our long term goals remain intact for gross margins to approach 40% and operating margins to approach 15% excluding the impact of stock based compensation.

Now let me turn it back over to Doug to begin the Q&A portion.

Douglas Dean:	Thanks Harry. This completes our prepared remarks and now we’ll be glad to take your questions. So that we may get to as many of you as possible please limit your questions to no more than two at a time. The operator will now provide instructions on how to submit your questions.

Operator:	Certainly sir. At this time I’d like to remind everyone in order to ask your question please press star followed by the number 1 on your telephone keypad at this time. If you’d like to withdraw your question press star followed by the number 2.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

We’ll pause for just a moment to compile the Q&A roster.

Our first question comes from the line of John Lau with Jefferies and Company. John?

John Lau:	Great. Thank you very much. Harry I wanted to ask you a couple of questions for clarification on your market comments. Given the recent preannouncement of one of your competitors can you give us a little bit more clarity as to what’s happening in the marketplace and why you’re seeing such strong growth? Thank you.

Harry Bosco:	Yeah John. I think it’s really the breadth of our product portfolio covers both datacom and telecom applications. And in particular if you take a look at the 300 pin product we still see relatively strong growth in SR and IR modules where the LR modules have softened because they really are cross elastic with the tunable 300 pins. And LR is relatively small portion of our business.

From the tunable perspective — let’s take an example of that — excluding the decline in one major customer due to temporary inventory issues we have seen growth in the tunable range. So that still looks strong for us also and actually going into Q2.

From a datacom perspective again across our 10G portfolio — ten gigabit Ethernet portfolio’s product we saw 8-1/2% growth. And 40G we were limiting capacity but we still had demand coming in and we still fulfill a demand in the first quarter.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

And XFP again as we talked about before is really replacing now the legacy products that were included in the telecom area before and we see growth in that area.

So we do see growth across our business and the drivers look fairly sound to us.

John Lau:	And Harry you mentioned the strength across the board and you mentioned there was at least some area of excess inventory issue. But the impact seems to be minor and offset by your other product line. Was the area of weakness minor in comparison? Can you characterize that?

Harry Bosco:	Yeah the area in weakness really was basic — and we said this last time in the earnings announcement that one of — we were concerned about the lean program having some excess inventory in the UT2 — the tunable product. That’s pretty well depleted out now and that’s coming back up. But it was offset the gains we had with the other customers in the tunable area.

John Lau:	Great. Thank you.

Operator:	Our next question comes from the line of Hugh Mai with First Albany Capital Hugh?

Hugh Mai:	Thanks for taking the question. I just have a — I guess regarding the long term offering target I know you’re not committing to a timeframe but would you say based on this recent quarter’s results that it is — it would be closer or longer than you expected?

Bob Nobile:	I think we’re on track with our long term plan. As we’ve said our target is for margin of 35 to 40% of operating profit in the 10 to 15% range. Now

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

answered for the last few quarters we’re into our margin range and we see our operating profit growing nicely. This quarter it was 7% but as our time goes on, you know, we feel confident about those targets.

Hugh Mai:	Okay. And can you please comment on the competitive environment?

Harry Bosco:	It really goes across our product family depending on which products you’re talking about. At 40G we see a couple of competitors out there but clearly we’re getting a lion share of that business — this is 40G short reach modules. The DWDM modules will come in later on this year and into next year. Most of the telecom providers do their own.

In the case of XENPAK, X2, the ten gigabit Ethernet clearly, you know, one of our strongest competitors right now is Finisar coming into that area. But we also have again in XENPAK spotted competitors across depending on what particular product you’re looking at.

In 300 pins clearly we’ve had competition in from Fujitsu, we’ve had it from Optium, we’ve had it from Intel. So it’s kind of across the board and clearly tunable obviously (Optium) is a strong competitor there.

And in XFP we’d have to say Sumitomo is probably a very strong competitor in the short reach XFP with Fujitsu in the long reach. But again the competitive environment is pretty well consolidating now but it’s pretty — been pretty consistent for the last six months.

Hugh Mai:	Okay thank you very much.

Operator:	Our next question comes from the line of Tim Savageaux with Merriman.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

Tim Savageaux:	Pardon me. Hi, good morning. I have a question I guess more on your outlook for the results or partially on the results. You did see Cisco tick down a bit in the quarter here; I gather on the lean manufacturing initiatives or perhaps something else.

But in terms of the 6 to 10% sequentially increase in guidance which is, you know, pretty strong, I wonder if you could comment on whether there’s anything in particular driving that — a rebound at Cisco and what have you.

And maybe as a follow on, you know, Alcatel-Lucent’s been the source of some concern cited by others is causing weakness. You obviously saw some pretty good sequential growth there. Can we infer some share shift from that? Thank you.

Harry Bosco:	Okay let me address the first one. We have just completed one month into the second quarter and we had a very good month. We’re seeing demand coming in on the 40 gigabits and we have full capacity now for our 40 gigabit line so we think we’ll fill those needs.

We also see products like XFP coming up in demand. We see our tunable 300 pin coming back in demand. So all those are feeding into the demand for next quarter.

We also have introduced three new products: LX4, LRM, and ER X2 modules and they are now in full mass production. So we’ll see an impact of that this quarter.

As far as Alcatel-Lucent we’ve always had a fairly strong relationship there. As for as us seeing market share I think we believe we have in some areas and that’s going to continue like this. But again it’s negotiated on a yearly basis

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

based on prices, your products, and your awarded certain market shares with that customer.

And I think I referred to that last annual earnings announcement that said basically since Alcatel and Lucent combined we had good presence in both those companies and it benefited us.

Tim Savageaux:	Okay thanks very much. I’ll pass it on.

Operator:	Our next question comes from the line of John Harmon with Needham and Company. John?

John Harmon:	Hi good morning.

Harry Bosco:	Good morning John.

John Harmon:	You talked your 40 gig business which is at capacity. I was wondering if you could tell us about roughly how big it is and how fast you expect it to be growing over the next year.

Harry Bosco:	Well we’ve added the capacity right now and the capacity we can do between 500 and 550 modules a quarter, okay? And that’s substantially more than what we had last year — almost four times.

And the way we add capacity to our line is pretty straightforward. We have test sets — test systems, really, fairly complex systems. We can manufacture many more units than that through hard manufacturing. But it’s really getting to test systems, calibrations, and a fairly expensive system. But we can add to that as we go along.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

But we see continuous demand coming in now for 40G most of the major system suppliers. And again in the short reach and also from two of the biggest router companies are putting those integrations on. So it’s a combination again of the routers an the wide area networks being put in to handle 40 gigabits.

We also see demand coming in on the DWDM long reach 40G module. There’s different formats that are going to be asked for on that depending on what kind of fiber you have. We see that taking off probably in the middle of next year in any kind of quantities. But we are certainly taking them out for qualification now.

John Harmon:	Okay thank you. And secondly just to talk about your — the philosophy beyond your revenue drive. Your revenues came in at the low end of your guidance. Is there a high degree of variability inherent in the business or is something not contribute as much as expected?

Harry Bosco:	Yeah I’ll put it straightforward. There’s many factors that go into us determining our guidance and I’m sure you’re well aware of it — the product mix, the customer demands, the timing, and production capacity.

This past quarter — I’ll give you an example — we had ramped up our 40 gigabit capacity — again as I said quadrupled it — and we completed that by the end of June.

If we had completed it by the beginning of June we’d have added another million and a half dollars to our revenues which would have put us up above the middle of the guidance.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

But those things — that happened to be a particular one for the quarter. We did not lose the revenues but we had the orders. But now we again we ran full capacity in the month of July but that was the big impact on us.

John Harmon:	That helps. Thank you.

Operator:	Our next question come from the line of Brant Thompson with Goldman Sachs.

(Katie Bovarie):	Hi this is actually (Katie Bovarie) for Brant Thompson. I was wondering if you could please walk through some of the puts and takes on sales and marketing spend for the quarter. It was a big stronger than what we were looking for and I was wondering if there was anything that was pulled into this quarter or if this is a go forward run rate that we should expect. Thank you.

Bob Nobile:	For sales and marketing really our SG&A expense this quarter the increase is primarily resulting from the higher commission on logistics costs that we saw in the sales growth as well as the additional public company costs that we’re incurring as we’re here.

Those were primarily offset by lower marketing communication costs. As you know last quarter we had the tradeshow of OFC. This quarter was a quiet quarter from that perspective.

What you should anticipate going forward is approximately where we’re at. And we will fluctuate kind of every other quarter depending upon the shows. Next quarter we have (ECOC), then we’ll have a quiet quarter then OFC will be back with respect to marketing communications.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

And on the public company the increase in public company costs we’re about where we expect to be. We may have a small increase going forward but we should be stabilizing on those as well fairly soon.

(Katie Bovarie):	Great that’s very helpful. Thank you.

Operator:	Our next question comes from the line of Ehud Gelblum with JP Morgan.

Ehud Gelblum:	Hi thank you. A couple of questions. Harry first can you tell us in revenue terms how large your 40 gig business was this quarter? I believe it was $2-1/2 million last quarter. What did it grow to this quarter?

Harry Bosco:	It’s at $4.5 million, somewhere along those lines. And again it’s capacity limited.

Ehud Gelblum:	Okay. I actually — obviously under the mistaken impression that you tripled your capacity going into last quarter to that $7-1/2 million revenue. Was that not the case? It’s now sounding like the additional capacity did not come online until July 1 as opposed to April 1.

Harry Bosco:	Yeah we had the equipment on order last time. We phased it in and really the last test system did not come up until the latter part of June. We tried to get it in, you know, before at the beginning of June; just didn’t make it. Because it has to go through fairly extensive certification process.

Ehud Gelblum:	Okay and that’s why you were expecting the $4-1/2 million.

Harry Bosco:	That’s right.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

Ehud Gelblum:	What would you have done if you had it in on time? You said it was a million...?

Harry Bosco:	We would have done another million and a half if I had it in at the beginning of June.

Ehud Gelblum:	And how much — you said that that total capacity now is 500 to 550 modules?

Harry Bosco:	Yeah it’s close to $8 to $10 million per quarter.

Ehud Gelblum:	Okay so you didn’t have a full $8 to $10 million but you still did less than 50% of that. It seems as though you could’ve easily done $7-1/2 to $8 million.

Harry Bosco:	Here’s what you get into. You have to trade off between 43 gigabits and 40 gigabits. The 43 gigabit product line has to have a machine by itself. So we had to bring up a new machine and then we doubled the capacity on that machine and then brought the third machine in and doubled the capacity on it which is really software.

So each of the new machines we’ve put in can handle two simultaneous testing of transceivers.

Ehud Gelblum:	Okay. I understand. So going forward now should we assume that you can fulfill that full $8 to $10 million going forward and we should — and that demand is there for that $4-1/2 million in terms of $8 to $10 million next quarter?

Harry Bosco:	I think we’ll be in the $8 to $10 million range because the first month we did make 180 modules.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

Ehud Gelblum:	You made 180.

Harry Bosco:	A hundred and eighty in July.

Ehud Gelblum:	This was — okay. Now your guidance for next quarter is essentially, you know, from $68 million this quarter to if we put the midpoint of your guidance 73-ish, 73-1/2-ish, you’re basically assuming that your 40 gig goes up from $4-1/2 million to the ten.

So therefore we assume that the ten gig and less than ten gig therefore is flat? Is that the way we should kind of look at the mix in your guidance?

Harry Bosco:	No I think it’s — again guidance is meant to be guidance, right. There’s a range on it. So you put some probabilities on what you’re going to do on each one of these ranges. We do believe our ten gigabit will grow.

Ehud Gelblum:	So there’ll be ten gigabit growth and your 40 gigabit growth to capacity you should be getter than your guidance or at least the high end of your guidance.

Harry Bosco:	If you can do that, yes.

Ehud Gelblum:	Okay and what does that depend on? Would it depend on volume and demand from customers or would it depend on how pricing grows?

Harry Bosco:	It depends on demand, realizing demand — making sure the customers put the right timing on it, right, and executing that plan.

Ehud Gelblum:	Okay. Someone asked before about Cisco. Do you expect that kind of bob up and down over time? And could Cisco come back up gain or was there kind of share shifts within the Cisco account?

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

Harry Bosco:	No I think the Cisco ten gigabit Ethernet will continue on — continues on a rising trend, okay, because we did introduce new products. And I believe the tunable issue was a temporary issue.

Ehud Gelblum:	Okay so we should look at it as an inventory temporary which bounces back probably this quarter or future quarters?

Harry Bosco:	We’ll start to see it come back up this quarter, yes.

Ehud Gelblum:	Okay very helpful. Thank you very much.

Harry Bosco:	You’re welcome.

Operator:	our next question comes from the line of John Anthony with Cowen and Company.

John Anthony:	Good morning guys.

Harry Bosco:	Hi John.

John Anthony:	A few quick questions. Just clarification. The comments that you made about an SFP plus and ramping there when do you actually expect to see volume shipments of SR and LR?

Harry Bosco:	I think we’ll see volume shipments probably the middle of next year to tell you the truth. We’ll see — it’ll start ramping up probably the first half of the year.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

John Anthony:	And it was across your customer base or is this one or two particular customers?

Harry Bosco:	It’s one or two particular customers.

John Anthony:	Okay. And then quick question. Do you guys go over book to bill? Did you give that?

Bob Nobile:	No John we haven’t in the past. And I think I addressed this last call that given the significance of the change in many of our customers to their VMI programs it’s very difficult to look at backlogs and put it in relationship to where it’s been in the past.

John Anthony:	Okay. Well then I guess if I could kind of change the question a little bit then. If we look at your long term target operating model of 10% operating margin can you give us a sense for what revenue level you think that, you know, that’s going to get hit given the answer to the question before on where you think opex is going to kind of flatten out.

It would imply if I’m doing my math correctly that it’s going to be somewhere in the low eighties. And I just want to get a sense from your guys if that’s what you’re thinking.

Bob Nobile:	That’s correct.

John Anthony:	Okay.

Bob Nobile:	It’s somewhere just north of 300.

John Anthony:	Okay great. Thanks guys.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

Man:	Thanks.

Operator:	Our next question is a follow up question from Tim Savageaux with Merriman. Tim?

Tim Savageaux:	Hi there. A question on customers outside of the two large ones. You did see some pretty good sequential growth I think on the order of 10% in telecom outside of those two guys.

I wonder if you might be able to talk with any specificity about, you know, who’s becoming — you mentioned targeted market share programs that you’re undertaking at certain customers.

Wondered if you could tell us a little bit more about, you know, who’s getting up in the high single digits or what have you — who’s becoming more important in addition to us going Alcatel and driving OPEX revenue going forward.

Harry Bosco:	I think certainly Juniper is a key one right now for us. Erickson’s another one; Huawei’s another one. And now we’re just starting to penetrate into Nortel. So those are the four that really can add fuel to the fire and we have many other ones but they’re the bigger ones.

Tim Savageaux:	Okay thanks very much.

Operator:	I would like to allow the participants an additional moment to pose any initial or follow up questions they may have. If you would like to present an initial or follow up question please present those questions at this time by pressing star 1 on your telephone keypad.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

Our next question comes from the line of Frank Petronis with Wachovia.

Frank Petronis:	Yes. My question is twofold. The LX4, LRM, and ER products — what is the profit margin of those? And is there such as — sorry for my ignorance on this.

You have a one, a ten, a 40 gigabyte module. Now my question — is there something for the smaller like a 20? There’s something in midrange and like to attract other companies that are growing in the tech field?

And the second question is while [and] the previous quarter was a little rocky where the stock fluctuated — oh God — at least nine points — now why has there not been any options afforded and traded on Opnext? And that’s my two questions, thank you.

Harry Bosco:	Well first of all let me address the LRM/LX4 issue. Those two products are new products we’re introducing and they obviously have a target of getting in the 35% range to 40.

But as you introduce products low volumes they tend to have a lower margin until you get the volumes up, get the yields up, and get the costs down. So that’s a fairly natural act of what we’re going through with those.

But they have to get into those ranges to be part of our 10G product family.

Bob Nobile:	And your latter part of your question was something about options. And.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

Frank Petronis:	No the second part of the first question is the one, ten, and 40. Is there something midrange besides a ten that could be used by smaller companies than Alcatel, Lucent, and Cisco?

Harry Bosco:	You’re talking about — well we have two point five gigabit types systems, right?

Frank Petronis:	I really don’t understand, you know, the growth — I don’t understand the entire product line but why such a jump from one to ten to 40 gigabytes per second versus — why isn’t there anything in the middle?

Harry Bosco:	There’s a telecom world and there’s a datacom world. The datacom world has typically gone from a gigabit to ten gigabits. Now they want to go to 100 gigabits.

The telecom world has gone by two and a half gigabits — actually have 622 megabits, 155 megabits, two point give gigabits — they go to ten gigabits and they go to 40 gigabits.

In the storage world they go from one gigabit to two gigabytes to four gigabits, fiber channel to eight gigabits.

Frank Petronis:	Okay.

Harry Bosco:	So there is that wide variety of them.

Douglas Dean:	Frank this is Doug Dean. I’ll address your question about options offline. And operator could you move on to the next question please?

Frank Petronis:	Okay Doug. Thank you.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

Operator:	Our next question is a follow up question from the line of John Anthony with Cowen and Company.

John Anthony:	Hey guys, sorry. Just to go back to this long term model. What would it take from either a mixed standpoint or a volume standpoint to get to the higher end of your target gross margins? You kind of have shifted more up to the ten gig and now 40 gig is going to ramp. Is 40 gig going to be accretive to the margin?

And do you think we can expect to see the higher end of the gross margin range within, you know, first half of calendar ’08, second half of calendar ’08 — any sense there would be very helpful.

Bob Nobile:	John, you know, as I’ve said before we’re not going to commit to a specific timeframe on that latter end. But you’re right — 40G will help us. As Harry mentioned before we’ve got some new products being introduced. Those won’t initially be at the higher end of their margin target. It’s when they start — and we’re going to have some tradeoffs.

And it’s a matter of the product mix not only that our 10G and above is growing in comparison but it’s also within 10G. You know, we saw some very good margin improvement over the last year and a half when our 10G and above was in the low 70% of total sales range, right? We’ve now in the last three quarters or so been in the kind of 82% range.

So you’re seeing it start to stabilize. So over time that incremental growth is going to be a little bit more difficult to achieve. We still see the ability to get there.

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

Harry Bosco:	The other thing John we’re doing is in the case of the less than 10G products we’re putting more focus on the high end of those 2.5G products which does have better margin. They’re up exceeding the 35% range.

So as you start to combine those with the 10G and certainly 40G is accretive.

John Anthony:	Okay.

Harry Bosco:	It’ll start to climb.

John Anthony:	Okay. And is there anything you can do on the production side from, you know, shifting of facilities. Are you - have you pretty much extracted all of that or is there some of that left to go?

Harry Bosco:	We still have a little bit left to go. You know, I never want to shut that down because we now are spreading our manufacturing into Thailand as well as China but there’s still some work we can do there.

John Anthony:	Okay great. Thank you guys.

Harry Bosco:	Okay.

Douglas Dean:	Operator with no more questions in the queue that will conclude our investors call for today and thank you all for joining us.

Operator could you please provide the replay instructions?

Operator:	Certainly sir. Ladies and gentlemen thank you for participating in today’s Opnext First Quarter Earnings conference call. This call will be available for

Exhibit 99.1
OPNEXT, INC.
Moderator: Douglas Dean
08-02-07/8:00 am CT
Confirmation # 10095870

replay beginning today, August 2, 2007 at 12 pm Eastern time through Thursday, August 9, 2007 at midnight.

The conference ID number for the replay is 10095870. Once again the conference ID number is 10095870. The dial in numbers to access the replay are 1-800-642-1687 domestically and 706-645-9291 internationally.

This concludes today’s call. You may now disconnect.
END